Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Aquarius I Acquisition Corp. (the “Company”) on Form S-1 of our report dated May 26, 2021, except for Note 1 to Note 8 as to which the date is November 17, 2021, with respect to our audit of the Company’s financial statements as of April 22, 2021 and for the period from April 15, 2021 (inception) through April 22, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 22, 2021